Exhibit 99.1

For Immediate Release:	March 26, 2010
Home BancShares, Inc. and Centennial Bank
Announce In-Market Florida Acquisition
     Conway, AR — Home BancShares, Inc. (NASDAQ GS: HOMB) and Centennial Bank, announced today the bank has assumed substantially all deposits and purchased certain assets of Key West Bank, headquartered in Key West, Florida, through a purchase and assumption agreement with the Federal Deposit Insurance Corporation (FDIC).
     Depositors of Key West Bank will automatically become depositors of Centennial Bank, and deposits will continue to be insured by the FDIC. Over the weekend, depositors can access their accounts through automated teller machine transactions, checks, online banking and debit card transactions. Key West Bank’s branch location will maintain its normal business hours for customers to conduct business. Checks drawn on Key West Bank will continue to be accepted and processed. Loan customers should also continue to make their payments as usual.
     During the transition period, Key West Bank customer accounts will be transitioned to Centennial Bank accounts with customers ultimately enjoying the benefits of Centennial Bank’s convenient locations and extensive selection of products and services. Customers may continue banking as usual and feel confident their deposits are secure, now backed by one of the country’s strongest and safest financial institutions. Employees and vendors should continue to operate business as usual.

     “We are eager to welcome Key West Bank customers and associates to the Centennial Bank family. With the FDIC insuring deposits to the fullest extent allowable, Key West Bank depositors can be certain their deposits continue to stay available, safe and secure”, said C. Randall Sims Chief Executive Officer of Home BancShares and Centennial Bank. “This is a fantastic acquisition which allows us to enhance our existing presence and leverage our present infrastructure in Key West. Our local Centennial Bank team along with management from Home BancShares has been deployed to assist in the weekend resolution process.”
Financial Highlights
     Based on the most recently published financial reports on Key West Bank, the acquisition is expected to provide Centennial Bank:
*	One additional full service location in Key West,

*	Assets of approximately $87.5 million,

*	Loans of approximately $66.5 million (before loan discounts and FDIC receivables),

*	Deposits of approximately $67.7 million,

*	FHLB borrowed funds of approximately $20.0 million,

*	Loss share protection from the FDIC on approximately $72.4 million in covered assets.
     The impact on the Company is currently expected to:
*	Be slightly accretive to net income and diluted earnings per share,

*	Be slightly accretive to book value per share and tangible book value per share, and

*	Leverage and deploy a small percentage of the Company’s recent underwritten public common equity offering in which the Company sold common stock for net proceeds of approximately $107.3 million.
     Upon completion of the acquisition, the Company will continue to remain extremely “well capitalized” by regulatory standards, with no additional capital required to support this transaction.

     Additional information regarding the acquisition is provided in a supplemental PowerPoint presentation available on the Company’s website at www.homebancshares.com, under the “Investor Relations” section.
General
     Home BancShares, Inc. is a bank holding company, headquartered in Conway, Arkansas. Our wholly-owned subsidiary Centennial Bank provides a broad range of commercial and retail banking plus related financial services to businesses, real estate developers, investors, individuals and municipalities. Centennial Bank has locations in central Arkansas, north central Arkansas, southern Arkansas, the Florida Keys, central Florida and southwestern Florida. The Company’s common stock is traded through the NASDAQ Global Select Market under the symbol “HOMB.”
     This release contains forward-looking statements regarding the Company’s plans, expectations, goals and outlook for the future. Statements in this press release that are not historical facts should be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements of this type speak only as of the date of this news release. By nature, forward-looking statements involve inherent risk and uncertainties. Various factors, including, but not limited to, economic conditions, credit quality, interest rates, loan demand and changes in the assumptions used in making the forward-looking statements, could cause actual results to differ materially from those contemplated by the forward-looking statements. Additional information on factors that might affect Home BancShares, Inc.’s financial results are included in its Form 10-K, filed with the Securities and Exchange Commission in March 2010.
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FOR MORE INFORMATION CONTACT:

Home BancShares, Inc.	Centennial Bank
Brian S. Davis	C. Randall Sims
Chief Accounting Officer &	Chief Executive Officer &
Investor Relations Officer	President
(501) 328-4770	(407) 267-0741